Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports Fourth quarter and full year 2022 results

•
Revenue of $2.07 billion, up 10% sequentially and 37% year-over-year
•
Operating Profit of $162 million, up $107 million sequentially and $177 million year-over-year
•
Net Income of $104 million, or $0.26 per fully diluted share
•
Adjusted EBITDA* of $231 million, up $36 million sequentially and $162 million year-over-year

*Adjusted EBITDA is a non-GAAP measure, see “Non-GAAP Financial Measures” and “Reconciliation of Adjusted EBITDA to Net Income (Loss)” below.

HOUSTON, TX, February 6, 2023 — NOV Inc. (NYSE: NOV) today reported fourth quarter 2022 revenues of $2.07 billion, an increase of 10 percent compared to the third quarter of 2022 and an increase of 37 percent compared to the fourth quarter of 2021. Net income for the fourth quarter of 2022 was $104 million, or 5.0 percent of sales. Operating profit was $162 million, or 7.8 percent of sales. Under Other Items the Company recorded a net pre-tax credit of $8 million (see Corporate Information for additional details). Adjusted EBITDA increased sequentially to $231 million, or 11.1 percent of sales.

Revenues for the full year 2022 were $7.24 billion, an increase of $1.71 billion, or 31%, compared to full year 2021. Net income for the full year 2022 was $155 million, or 2.1 percent of sales, which included $114 million of pre-tax Other Items. Operating profit for full year 2022 was $264 million, or 3.6 percent of sales. Adjusted EBITDA for the full year was $679 million, or 9.4 percent of sales.

“Our fourth quarter results reflect a strong finish to a year that saw rising demand for NOV’s products and services, gradually normalizing global supply chains, and improving execution by our organization,” stated Clay Williams, Chairman, President, and CEO. “For the past two years, our short-cycle businesses within North America have driven our post-pandemic recovery. As we completed 2022, we began to see international and offshore markets inflect and accelerate, a trend we expect to drive improving orders for our longer-cycle businesses over the next few years and beyond.”

“While recent declines in North American natural gas prices and persistent global recession risks may pose near-term headwinds to oilfield activity, we believe that the world simply must rebuild and fortify its petroleum supply capability soon and a sustained oil and gas up-cycle is required to increase energy security across the globe. Years of chronic underinvestment and a pandemic lockdown that severely stunted capacity make this up-cycle all the more urgent and daunting. NOV is up to the challenge. We stand ready to equip the industry with the tools necessary to do the job efficiently, economically, safely, and with minimal environmental impact.”

Wellbore Technologies

Wellbore Technologies generated revenues of $762 million in the fourth quarter of 2022, an increase of three percent from the third quarter of 2022 and an increase of 32 percent from the fourth quarter of 2021. Operating profit was $110 million, or 14.4 percent of sales, and included a credit of $1 million from Other Items. Adjusted EBITDA increased $1 million sequentially and $58 million from the prior year to $146 million, or 19.2 percent of sales. Accelerating demand in international markets was partially offset by lingering supply chain disruptions, which delayed product deliveries.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $738 million in the fourth quarter of 2022, an increase of eight percent from the third quarter of 2022 and an increase of 34 percent from the fourth quarter of 2021. Operating profit was $50 million, or 6.8 percent of sales. Adjusted EBITDA increased $10 million sequentially and $64 million from the prior year to $66 million, or 8.9 percent of sales. Growing demand for completion equipment and greater progress on the segment’s growing backlog of offshore projects drove improved results.

New orders booked during the quarter totaled $557 million, representing a book-to-bill of 118 percent when compared to the $472 million of orders shipped from backlog. As of December 31, 2022, backlog for capital equipment orders for Completion & Production Solutions was $1.60 billion, an increase of eight percent from the third quarter of 2022 and an increase of 24 percent from the fourth quarter of 2021.

Rig Technologies

Rig Technologies generated revenues of $620 million in the fourth quarter of 2022, an increase of 21 percent from the third quarter of 2022 and an increase of 44 percent from the fourth quarter of 2021. Operating profit was $80 million, or 12.9 percent of sales, and included a credit of $11 million from Other Items. Adjusted EBITDA increased $36 million sequentially and $67 million from the prior year to $88 million, or 14.2 percent of sales. Strong demand for aftermarket parts and services combined with improving global supply chains, and an increase in capital equipment deliveries drove the improved results.

New capital equipment orders booked during the quarter totaled $254 million, representing a book-to-bill of 99 percent when compared to the $257 million of orders shipped from backlog. As of December 31, 2022, backlog for capital equipment orders for Rig Technologies totaled $2.79 billion, an increase of $12 million from the third quarter of 2022 and an increase of $26 million from the fourth quarter of 2021.

Corporate Information

During the fourth quarter, the Company recorded a net credit of $8 million in Other Items, primarily related to gains on sales of previously reserved inventory (see Reconciliation of Adjusted EBITDA to Net Income (Loss)).

As of December 31, 2022, the Company had total debt of $1.73 billion, with $2.00 billion available on its primary revolving credit facility, and $1.07 billion in cash and cash equivalents.

Significant Achievements

NOV completed the landmark delivery of an integrated drilling equipment and subsea package for the world’s second 8th-generation drillship. The drillship is the most technically capable drilling rig in the world, equipped with the world’s first two 20,000-psi subsea blowout preventers (BOPs), the world’s first three-million-pound hook load hoisting system, and the world’s first five 10,000-psi mud pumps. NOV developed, tested, and manufactured more than 30 new products for the rig in preparation for 20,000-psi operations with a super major in the U.S. Gulf of Mexico. These products were qualified and delivered on time – a testament to NOV’s unmatched expertise in providing innovative and differentiated drilling solutions to the offshore industry.

NOV sold 20,000 horsepower of Ideal™ eFrac pressure pumping equipment to a leading North American stimulation service company during the quarter. NOV’s 5,000 HHP Ideal eFrac pumps consistently displace up to three conventional frac units on location and are proven to reduce operational expenses on pump maintenance by up to 30%.

NOV secured orders from two customers for the design licenses and jacking systems of two NG-20000X wind turbine installation vessels. Designed for larger and heavier next generation wind turbines, the NG-20000X is intended for use in harsh environments and water depths of up to 70 meters. With its fourth and fifth orders for this class of vessel, NOV continues to prove its ability to develop new industry standard solutions for vessels and jacking systems by working closely with key market players and customizing NOV’s proprietary technology to our customers' specific needs.

NOV signed a contract with a major semiconductor manufacturer to supply FM 4922-compliant fume-and-smoke exhaust composite ducts designed to reduce fire risks in cleanroom operations. The multi-million-dollar award is destined for a new $17 billion semiconductor plant project under construction in Taylor, Texas. This order represents NOV’s entry into FM 4922-compliant composite ducts.

NOV received two orders for new, leading-edge drill pipe product offerings. NOV received orders from the Middle East for its newly introduced, high-strength 135-KSI drill pipe for use in mildly sour environments, delivering the performance of an S135 product with the added benefits of sulfide stress cracking resistance. The strings will incorporate Grant Prideco’s Delta™ connection, which has become the premier choice for drilling wells around the world. NOV also received an award from a major National Oil Company in the Asia Pacific region to drill extremely challenging wells using Grant Prideco™ drill pipe with TurboTorque™ (TT™) ultra-high torque connections. TT connections are the industry’s first rotary-shouldered connections designed to meet the specific needs of each pipe size. Taking a “one size does not fit all” approach, the TurboTorque product line has three distinct configurations optimized to best meet individualized performance objectives. Grant Prideco’s technical support and guidance throughout the drill string selection process, as well as the historical performance of the connection, made NOV an easy choice for the customer.

NOV signed a contract with a major engineering, procurement, and construction company to supply composite piping systems for production facilities associated with the Tilenga project in Uganda. NOV’s operations in the Middle East and Southeast Asia regions will supply engineering services, composite piping systems, fabrication, and field services to complete the project in 2023.

NOV secured several large tenders in the West African region for its Viper™ Connectors, an encouraging signal of recovering activity for a key deep-water market. Developed for deep-water and ultra-deep-water projects where reliability and fatigue performance are paramount, the field-proven Viper connector is the top choice for extreme-service conductor and casing applications.

NOV established a new performance benchmark with its Agitator™ZP friction reduction tool while drilling a deviated three-mile lateral in the 6¾-inch section for a major operator in West Texas. Throughout the run, the AgitatorZP tool enabled the operator to maintain high motor differentials and flow rate. The AgitatorHE On-Demand system, placed higher in the string, only had to be activated for the final 1,600 feet of the lateral. Improved drilling performance and directional control, along with the ability to rotate and slide efficiently with zero pressure drop, led to subsequent two- and three-mile runs with the same operator.

NOV supported pioneering efforts to more efficiently develop geothermal resources during the quarter. In December, the Department of Energy awarded $9 million to the GLADE (Geothermal Limitless Approach to Drilling Efficiencies) project for drilling a pair of geothermal wells under the DJ Basin in Colorado. ReedHycalog will support the drilling operations with its Phoenix™ series drill bits, incorporating the latest ION+™ cutter technology. Additionally, NOV secured an award to supply drill bits for a key geothermal client in East Africa and delivered drill bits for geothermal drilling programs in Italy and Switzerland.

NOV secured two new geothermal contracts for its TK™-Liner in Europe. The project is a first-of-its-kind for Denmark and a significant milestone for Tuboscope™ and TK-Liner in the European renewables / geothermal heating market. As countries across Europe continue to seek ways to phase out coal to meet climate targets, the success of this project will potentially inspire other nations to consider geothermal as a viable heating solution for homes. Since 2020, Tuboscope has supplied more than 28 miles (48 km) of large-diameter TK-Lined pipe for geothermal applications.

NOV’s Managed Pressure Drilling (MPD) team secured several significant contract awards during the quarter. A major offshore drilling contractor conducted a system evaluation and chose NOV MPD as the new standard for its Applied-Surface-Back-Pressure MPD system across its fleet of rigs. NOV will deliver the first MPD Integrated-Riser-Joint package to the customer with additional orders expected to follow. A second significant MPD order received during the quarter, bound for offshore Western Australia, includes a topside manifold and slimline jack-up rotating control device system. As deck space is at a premium onboard any offshore rig, the reduced footprint of NOV’s system as well as its ability to accommodate a variety of topside arrangements was a key differentiator for the customer.

NOV’s Downhole Broadband Solutions (DBS) business continues to gather market momentum with its full suite of drilling optimization services that include visualization tools, wired drill pipe (WDP), downhole drilling tools, and real-time sensors. Two major independent customers, pleased with the improved drilling and wellbore construction performance enabled by NOV’s DBS products, signed contract extensions for drilling operations on the Norwegian Continental Shelf. Additionally, NOV received its first order for wired Delta™ pipe connections for a major operator in Qatar. Combining real-time downhole data with the performance and total cost advantages of the Delta connection represents a huge advancement for both technologies. Customers continue to recognize the value that DBS technology provides, not only for enhancing drilling operations but also for improving the net-to-gross reservoir ratio in production formations worldwide.

Fourth Quarter Earnings Conference Call

NOV will hold a conference call to discuss its fourth quarter 2022 results on February 7, 2023 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Revenue:
Wellbore Technologies	$762	$576	$741	$2,777	$1,959
Completion & Production Solutions	738	549	681	2,588	1,963
Rig Technologies	620	431	511	2,034	1,739
Eliminations	(47)	(39)	(44)	(162)	(137)
Total revenue	2,073	1,517	1,889	7,237	5,524
Gross profit	443	202	368	1,334	774
Gross profit %	21.4%	13.3%	19.5%	18.4%	14.0%

Selling, general, and administrative	281	217	313	1,070	908
Operating profit (loss)	162	(15)	55	264	(134)
Interest Expense, net	(14)	(17)	(13)	(59)	(68)
Equity income (loss) in unconsolidated affiliates	36	1	12	68	(5)
Other income (expense), net	(43)	2	10	(35)	(23)
Income (loss) before income taxes	141	(29)	64	238	(230)
Provision for income taxes	42	14	29	83	15
Net income (loss)	99	(43)	35	155	(245)
Net income (loss) attributable to noncontrolling interests	(5)	(3)	3	—	5
Net income (loss) attributable to Company	$104	$(40)	$32	$155	$(250)
Per share data:
Basic	$0.27	$(0.10)	$0.08	$0.40	$(0.65)
Diluted	$0.26	$(0.10)	$0.08	$0.39	$(0.65)
Weighted average shares outstanding:
Basic	391	387	391	390	386
Diluted	395	387	393	394	386

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$1,069	$1,591
Receivables, net	1,739	1,321
Inventories, net	1,813	1,331
Contract assets	685	461
Other current assets	187	198
Total current assets	5,493	4,902

Property, plant and equipment, net	1,781	1,823
Lease right-of-use assets	517	537
Goodwill and intangibles, net	1,995	2,030
Other assets	349	258
Total assets	$10,135	$9,550

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$906	$612
Accrued liabilities	959	778
Contract liabilities	444	392
Current portion of lease liabilities	87	99
Current portion of long-term debt	13	5
Accrued income taxes	28	24
Total current liabilities	2,437	1,910

Long-term debt	1,717	1,708
Lease liabilities	549	576
Other liabilities	298	292
Total liabilities	5,001	4,486

Total stockholders’ equity	5,134	5,064
Total liabilities and stockholders’ equity	$10,135	$9,550

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Years Ended
	December 31,	December 31,
	2022	2022	2021
Cash flows from operating activities:
Net income (loss)	$99	$155	$(245)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	76	301	306
Impairment and loss on assets held for sale	2	127	—
Working capital and other operating items, net	(23)	(762)	230
Net cash provided by (used in) operating activities	154	(179)	291

Cash flows from investing activities:
Purchases of property, plant and equipment	(66)	(214)	(201)
Business acquisitions, net of cash acquired	(2)	(49)	(52)
Other	3	25	57
Net cash used in investing activities	(65)	(238)	(196)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	4	20	60
Payments against lines of credit and other debt	(4)	(4)	(183)
Cash dividends paid	(19)	(78)	(20)
Other	(5)	(34)	(46)
Net cash used in financing activities	(24)	(96)	(189)
Effect of exchange rates on cash	6	(9)	(7)
Increase (decrease) in cash and cash equivalents	71	(522)	(101)
Cash and cash equivalents, beginning of period	998	1,591	1,692
Cash and cash equivalents, end of period	$1,069	$1,069	$1,591

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income (Loss) to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Operating profit (loss):
Wellbore Technologies	$110	$50	$74	$304	$74
Completion & Production Solutions	50	(16)	21	69	(65)
Rig Technologies	80	1	22	144	43
Eliminations and corporate costs	(78)	(50)	(62)	(253)	(186)
Total operating profit (loss)	$162	$(15)	$55	$264	$(134)

Other Items, net:
Wellbore Technologies	$(1)	$2	$31	$60	$31
Completion & Production Solutions	—	2	19	36	1
Rig Technologies	(11)	3	13	—	22
Corporate	4	1	—	18	5
Total Other Items	$(8)	$8	$63	$114	$59

(Gain)/Loss on Sales of Fixed Assets
Wellbore Technologies	$—	$(3)	$1	$—	$(1)
Completion & Production Solutions	1	—	—	(3)	(1)
Rig Technologies	—	—	(1)	—	(2)
Corporate	—	4	1	3	2
Total (Gain)/Loss on Sales of Fixed Assets	$1	$1	$1	$—	$(2)

Depreciation & amortization:
Wellbore Technologies	$37	$39	$39	$150	$158
Completion & Production Solutions	15	16	16	62	62
Rig Technologies	19	17	18	73	71
Corporate	5	3	3	16	15
Total depreciation & amortization	$76	$75	$76	$301	$306

Adjusted EBITDA:
Wellbore Technologies	$146	$88	$145	$514	$262
Completion & Production Solutions	66	2	56	164	(3)
Rig Technologies	88	21	52	217	134
Eliminations and corporate costs	(69)	(42)	(58)	(216)	(164)
Total Adjusted EBITDA	$231	$69	$195	$679	$229

Reconciliation of Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$104	$(40)	$32	$155	$(250)
Noncontrolling interests	(5)	(3)	3	-	5
Provision for income taxes	42	14	29	83	15
Interest Expense, net	14	17	13	59	68
Equity (income) loss in unconsolidated affiliate	(36)	(1)	(12)	(68)	5
Other (income) expense, net	43	(2)	(10)	35	23
Depreciation and amortization	76	75	76	301	306
(Gain)/Loss on Sales of Fixed Assets	1	1	1	—	(2)
Other Items	(8)	8	63	114	59
Total Adjusted EBITDA	$231	$69	$195	$679	$229